SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ADOLOR CORPORATION

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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ADOLOR CORPORATION

Notice of Annual Meeting of Stockholders

Dear Stockholder:

The Adolor Annual Meeting of Stockholders will be held on Thursday, June 16, 2005, beginning at 9:00 a.m. local time at the Sheraton Great Valley Hotel, 707 East Lancaster Pike, Frazer, Pennsylvania 19355. President and Chief Executive Officer Bruce A. Peacock and I look forward to bringing you up to date on the progress of the company during the past year.

The purposes of the Annual Meeting are:

(1)	to elect two Class I directors, to hold office until the annual meeting of stockholders in 2008;

(2)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

(3)	to transact any other business that may properly come before the meeting.

We appreciate your ongoing interest and participation in our company. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card. You can also vote in person at the Annual Meeting; however, if your shares are held of record by a broker, bank or other nominee, you will need to first obtain a proxy issued in your name from the record holder. Please review the instructions on the proxy card concerning each of these voting options. Should you receive more than one proxy, please be sure to sign and return each proxy to ensure that all your shares will be voted. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

Martha E. Manning

Secretary

April 27, 2005

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed beginning April 27, 2005, to owners of shares of Adolor Corporation (the “Company”) Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2005 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of our Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

Who can vote? Stockholders as of the close of business on April 18, 2005 are entitled to vote. On that day, 39,086,902 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at our principal place of business, 700 Pennsylvania Drive, Exton, Pennsylvania beginning April 27, 2005. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to your account. Each share of Common Stock that you own entitles you to one vote.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are not counted in determining whether the affirmative vote required for the approval of Items 1 and 2 has been cast. Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

Who will count the vote? Our Transfer Agent and Registrar, StockTrans, Inc., will tally the vote and certify the results.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. We may engage a professional proxy solicitation firm to assist us with the solicitation of proxies prior to the Annual Meeting. If we do engage such a firm, we do not expect to pay more than $20,000 plus expenses for its services.

CORPORATE GOVERNANCE

In accordance with General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors. The Board of Directors held eight meetings in 2004. Each of the incumbent directors attended an aggregate of at least 75% of the Board of Directors and committee meetings on which the director served.

Communication with the Board of Directors. Stockholders may communicate with the Board of Directors by sending a letter to Adolor Corporation Board of Directors, c/o Office of the General Counsel, 700 Pennsylvania Drive, Exton, Pennsylvania 19341. The Office of the General Counsel will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Adolor Corporation or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Director Independence. The Board of Directors has determined that the following directors are independent under the listing standards of the National Association of Securities Dealers: Drs. Goddard and Nash and Messrs. Anido, Hager, Madden, Nelsen and Nickelson.

Committees of the Board of Directors. The Board of Directors has established three standing committees.

Audit Committee — assists the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. Each member of the Audit Committee is independent under the listing standards of the National Association of Securities Dealers and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met seven times during 2004. The Audit Committee has adopted a written charter, a copy of which was attached as Appendix A to our proxy statement filed with the Securities and Exchange Commission on April 1, 2003 and is also available on our Internet website. The current members of the Audit Committee are Mr. Madden (Chairman) and Messrs. Hager and Nickelson. The Board has determined that Mr. Hager is a financial expert, as described in Rule 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Compensation Committee — reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. In addition, the Compensation Committee reviews and determines compensation arrangements for the Chief Executive Officer and the other executive officers. The Compensation Committee also administers our equity compensation plans. The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website.

The Compensation Committee held five meetings during 2004. The current members of the Compensation Committee are Dr. Nash (Chairman) and Messrs. Anido and Nelsen. Each member of the Compensation Committee is “independent” as defined under the listing standards of the National Association of Securities Dealers.

Our Board of Directors established the Secondary Committee on Options as a sub-committee of the Compensation Committee. The Secondary Committee on Options is authorized to award stock options to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has adopted guidelines which limit the number of options the Secondary Committee can grant to employees by employee grade level. The current members of the Secondary Committee on Options are Messrs. Peacock and Dougherty.

Governance and Nominating Committee — identifies reviews, evaluates and recommends potential candidates to serve as directors of the Company and serves as a focal point for communication between such candidates, our directors who are not members of the Governance and Nominating Committee and our management. The Governance and Nominating Committee held two meetings during 2004. Prior to formally establishing the Governance and Nominating Committee, the Board of Directors appointed a governance task force which met three times in 2004.

The Governance and Nominating Committee has adopted a written charter, a copy of which was attached as Appendix A to our proxy statement filed with the Securities and Exchange Commission on March 31, 2004 and is also available on our Internet website. The current members of the Governance and Nominating Committee are Mr. Hager (Chairman) and Messrs. Anido and Nickelson. Each member of the Governance and Nominating Committee is “independent” as defined under the listing standards of the National Association of Securities Dealers.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Governance and Nominating Committee will use to evaluate candidates is set forth on page 12 under the heading “Submission of Stockholder Proposals and Director Nominations.”

Director Compensation. In fiscal 2004, each director who was not an employee of the Company in 2004 received annual compensation in the amount of $15,000 plus a $2,000 meeting fee for each Board meeting attended and each director who was an employee of the Company in 2004 did not receive compensation for service as a director. In fiscal 2005, each director who is not an employee of the Company will receive annual compensation in the amount of $15,000 plus a $2,000 meeting fee for each Board meeting attended, and each director who is an employee of the Company will not receive compensation for service as a director. In fiscal 2004, each director who was not an employee of the Company received annual compensation in the amount of $2,500 for each committee of the Board of Directors on which he or she served. In fiscal 2005, each director who is not an employee of the Company will receive annual compensation in the amount of $2,500 for each committee of the Board of Directors on which he or she serves. In fiscal 2004, the Chairman of the Audit Committee received annual compensation in the amount of $5,000 for that service. In fiscal 2005, the Chairman of the Audit Committee will receive annual compensation in the amount of $5,000 for that service.

All directors are reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees. Directors of the Company who are not employees of the Company are eligible to receive options to purchase Common Stock awarded automatically under our 2003 Stock-Based Incentive Compensation Plan. In fiscal 2004, all directors who are not employees of the Company were granted stock options to purchase 15,000 shares of our Common Stock on the date of our 2004 annual meeting at a per share exercise price equal to the fair market value of our Common Stock on that date. These stock options will vest on the first anniversary of the grant. In fiscal 2005, all directors who are not employees of the Company will be granted stock options to purchase 15,000 shares of our Common Stock on the date of our 2005 annual meeting at a per share exercise price equal to the fair market value of our Common Stock on that date. These stock options will vest on the first anniversary of the grant. In addition, each director who is not an employee of the Company will receive an option to purchase 15,000 shares of our Common Stock upon his or her initial election to the Board of Directors at a per share exercise price equal to the fair market value of our Common Stock on that date, and the shares of

Common Stock underlying those options will vest in three equal annual installments on the anniversary of the grant.

Code of Ethical Conduct. Our Code of Ethical Conduct was adopted in its current form in February 2004. The Code of Ethical Conduct applies to all of our employees and directors.

Our Code of Ethical Conduct is posted on the Company’s Internet website. Our Internet address is www.adolor.com. Any waivers of the application of our Code of Ethical Conduct to directors or executive officers must be made by the independent directors. Any waiver of the Code of Ethical Conduct will be disclosed promptly on our Internet website. Any amendment of the Code of Ethical Conduct also will be disclosed promptly on our Internet website.

Governance Principles. Our Board of Directors adopted Corporate Governance Guidelines that are available on our Internet website.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Amended and Restated Certificate of Incorporation and Restated Bylaws provide that our business will be managed by a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. Our Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the two Class I directors, Armando Anido and George V. Hager, Jr., expires at our 2005 Annual Meeting. The term of the three Class II directors, Bruce A. Peacock, David M. Madden and Robert T. Nelsen, expires at our 2006 Annual Meeting. The term of the three Class III directors, Paul Goddard, Claude H. Nash and Donald Nickelson, expires at our 2007 Annual Meeting.

Director candidates were nominated by the Governance and Nominating Committee of the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 12 under the heading “Submission of Stockholder Proposals and Director Nominations.” The Governance and Nominating Committee of our Board of Directors did not receive a recommendation for a director nominee from a stockholder that beneficially owned more than 5% of our Common Stock by November 25, 2004.

At the Annual Meeting, two Class I directors are to be elected. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. Each Class I director will be elected to serve until our 2008 Annual Meeting and until his respective successor has been elected and has qualified. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for director.

Nominees For Director

The Board of Directors recommends a vote FOR each of the listed nominees.

Class I Directors

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Armando Anido	47	Mr. Anido joined us as a Director in August 2003. Since February 2004, he has been the Senior Vice President, Commercial Operations and a member of the Executive Committee of MedImmune, Inc., a biotechnology company focused on developing and marketing products in the therapeutic areas of cancer, infectious disease and immune regulation. From 1999 to February 2004, he was the Senior Vice President, Sales and Marketing and a member of the Executive Committee of MedImmune, Inc. From 1995 to 1999 Mr. Anido was with GlaxoWellcome, Inc. where he served as Vice President Central Nervous System Marketing after joining the company as Director, HIV Marketing. Mr. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President, Anti-infectives from 1993 to 1995. Mr. Anido received his M.B.A. in Marketing and Finance and his B.S. in Pharmacy from West Virginia University.

George V. Hager, Jr.	49	Mr. Hager joined us as a Director in July 2003. In 2003, he was named Chairman and Chief Executive Officer of Genesis HealthCare Corporation, a provider of healthcare and support services to the elderly, which was spun-off by Genesis Health Ventures, Inc. in 2003. From 1992 to 2003, Mr. Hager served initially as Vice President and Chief Financial Officer and then as Executive Vice President and Chief Financial Officer of Genesis Health Ventures. Mr. Hager was the Partner in Charge – Healthcare, Philadelphia region for KPMG LLP until 1992. Mr. Hager currently serves on the Philadelphia Board for Corporate Governance and previously served on the Boards of Manor College and Christ the King School. Mr. Hager received his M.B.A. in Finance from Rutgers Graduate School of Management and his B.A. in Economics from Dickinson College. In 2000, while Mr. Hager was Vice President and Chief Financial Officer, Genesis Health Ventures, Inc. filed for bankruptcy. Genesis Health Ventures, Inc. emerged from bankruptcy in 2001.

Incumbent Class II Directors to Continue in Office for Terms Expiring in 2006

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Bruce A. Peacock	53	Mr. Peacock joined us in April 2002; he serves as our President, Chief Executive Officer and a Director. Previously, Mr. Peacock served as President, Chief Executive Officer and a Director of Orthovita, Inc., a publicly-traded biotechnology company, from June 2000 to April 2002 and also served as Chief Operating Officer of Orthovita from June 1999 to June 2000. Previously, Mr. Peacock was Executive Vice President, Chief Operating Officer and a Director of Cephalon, Inc., a publicly-traded biotechnology company, and was employed there from 1992 to June 1999. From 1982 to 1992, Mr. Peacock was Vice President and Chief Financial Officer of Centocor, Inc., a biotechnology company. Mr. Peacock is a member of the Executive Council of Solera Partners LLC, a venture capital company. Mr. Peacock is also a member of the Board of Directors of Pharmacopeia Drug Discovery, Inc., the Pennsylvania Biotechnology Association and Community Volunteers in Medicine. Mr. Peacock received a B.A. from Villanova University and is a Certified Public Accountant.

David M. Madden	42	Mr. Madden joined us as a Director in January 2000. Mr. Madden is a Founder and Principal with Narrow River Management, LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Mr. Madden was Co-Chief Executive Officer of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from October 2000 to 2003, and from 1997 to October 2000, he served as a Managing Member of Pharmaceutical Partners, LLC. From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide Corporation, a development stage pharmaceutical company, that was acquired by Marion Merrill Dow in 1995. Mr. Madden was a consultant to

Marion Merrill Dow during part of 1995. Mr. Madden served as a member of the board of directors of Royalty Pharma AG until March 2004. Mr. Madden has a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University.

Robert T. Nelsen	41	Mr. Nelsen has been a Director since our inception in 1994. Since July 1994, he has served as a managing director of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From April 1987 to July 1994, Mr. Nelsen was a Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen serves on the board of directors of several privately held companies. He received a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

Incumbent Class III Directors to Continue in Office for Terms Expiring in 2007

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Paul Goddard, Ph.D.	55	Dr. Goddard joined us as a Director in October 2000 and has served as a consultant for us since August 2003. Currently, Dr. Goddard serves as Chairman of XenoPort, Inc., a private biopharmaceutical company, AP Pharma, Inc., a specialty pharmaceutical company focused on the development and commercialization of innovative medical treatments and ARYx Corp., a private product-based pharmaceutical company. From 2000 to 2003, Dr. Goddard served as Chairman of Alchemia, Inc., a biopharmaceutical company. Dr. Goddard served as President and Chief Executive Officer of Elan Pharmaceuticals, a division of Elan PLC, from 1998 to 2000. Dr. Goddard served as Chairman, Chief Executive Officer and a director of Neurex Corporation from 1991 to 1998. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham Corp. and its predecessors in various positions, most recently as Senior Vice President and Director, Japan-Pacific. He is also a Director of Onyx Pharmaceutical Inc. and Molecular Devices, Inc. Dr. Goddard received a Ph.D. in Atieology and Epidemiology of Colon Cancer from St. Mary’s Hospital, University of London.

Claude H. Nash, Ph.D.	62	Dr. Nash joined us as a Director in January 2000. He currently manages the Office of Research and Development at the University of Maryland Biotechnology Institute. He served on the board of directors of ViroPharma Incorporated from that company’s inception in 1994 to 2003, serving as Chairman from 1997 to 2002, and served as Chief Executive Officer and President from 1994 until 2000. From 1983 to 1994, Dr. Nash served as Vice President, Infectious Disease and Tumor Biology at Schering-Plough Research Institute. Dr. Nash currently serves as a member of the board of directors of NoCopy Incorporated, a company that focuses on security systems designed to prevent product fraud, Accera Incorporated, a startup drug discovery company with a proprietary focus on Alzheimer’s Disease, and the Burnham Institute, an independent life science research organization. Dr. Nash has a B.S. in Biology and Chemistry from Lamar University, an M.S. in Microbiology and a Ph.D. in Microbial Genetics and Biochemistry from Colorado State University.

Donald Nickelson	72	Mr. Nickelson joined us as a Director in September 2003. Mr. Nickelson is Vice Chairman of Harbour Group Industries, Inc., serves as Director and Lead Trustee of the Mainstay Mutual Funds and also serves as Director of First Advantage Corporation. Mr. Nickelson retired as President of PaineWebber Group in 1990, after a distinguished career in the financial industry for over 39 years. Mr. Nickelson has served on numerous public and private boards including Sugen, Inc. and Selectide Corporation. He has also served as Chairman of the Pacific Stock Exchange and as Director of the Chicago Options Exchange.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP, as the independent registered public accounting firm, to audit and report upon our consolidated financial statements for 2005. Ratification requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit and report upon our consolidated financial statements for fiscal year 2005. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The primary function of the Audit Committee is to assist the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors.

The Audit Committee appoints the independent registered public accounting firm to be retained to audit the Company’s consolidated financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter. The Audit Committee’s charter was last revised in January 2003. A copy of the revised charter was attached as Appendix A to our proxy statement filed with the Securities and Exchange Commission on April 1, 2003 and is available on our Internet website.

Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls over financial reporting and safeguarding of assets, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is also responsible for auditing management’s internal controls over financial reporting and expressing an opinion on the design and effectiveness of management’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during fiscal 2004 to consider the design and effectiveness of the Company’s internal controls over financial reporting, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the 2004 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the design and effectiveness of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed with KPMG LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting policies. The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent registered public accounting firm their independence, including the compatibility of nonaudit services with the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2004 and 2003 and fees billed for other services rendered by KPMG LLP:

	2004	2003
Audit fees	$253,000	$189,550
Audit related fees (1)	12,000	12,000

Audit and audit related fees	265,000	201,550
Tax fees (2)	14,690	31,000
All other fees	—	—

Total fees	$279,690	$232,550

(1)	Audit related fees consisted of fees for audits of financial statements of certain employee benefit plans.

(2)	Tax fees consisted of fees for tax consultation and tax compliance services.

During fiscal years 2004 and 2003, the Company did not engage KPMG LLP to provide any professional services related to financial information systems design and implementation.

It is the practice of the Audit Committee to pre-approve all services rendered to the Company by its independent registered public accounting firm in accordance with applicable legal requirements. All of the services performed by KPMG LLP in 2004 were pre-approved by the Audit Committee.

The Audit Committee has reappointed, subject to stockholder ratification, the firm of KPMG LLP, as the independent registered public accounting firm, to audit and report upon the Company’s financial statements for 2005. In appointing KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

MEMBERS OF THE AUDIT COMMITTEE

David M. Madden (Chair)

George V. Hager, Jr.

Donald Nickelson

The Board of Directors recommends a vote FOR ratification.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Stockholders wishing to have a proposal included in the Board of Directors’ 2005 proxy statement must submit the proposal so that the Secretary of the Company receives it no later than December 1, 2005. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary of the Company receives it not less than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2005 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: Martha E. Manning, Corporate Secretary, Adolor Corporation, 700 Pennsylvania Drive, Exton, PA 19341. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2006, the name of the proposed nominee and the supporting documentation must be received before December 1, 2005.

In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria it uses in evaluating all candidates for director. After full consideration, the stockholder proponent will be notified of the decision of the Committee. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Governance and Nominating Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties.

Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2006 annual meeting is March 13, 2006 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at our 2006 Annual Meeting.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed of three non-employee directors, all who are independent directors as defined under the Nasdaq and Securities and Exchange Commission rules. The Compensation Committee is responsible for setting and administering the policies that govern executive annual salary, bonus and stock ownership programs. The Compensation Committee operates under a written charter adopted by the Board of Directors of the Company on November 12, 2002 and amended on December 14, 2004. The Compensation Committee annually evaluates the performance of, and determines and reports to the full Board the compensation of, the Chief Executive Officer (CEO) and the other executive officers based upon a combination of the achievement of corporate goals and individual performance.

Role of the Compensation Committee

The goal of the Compensation Committee is to align the interest of the executive officers with the interest of the Company’s stockholders by providing compensation that attracts, motivates and retains executives of outstanding ability. To meet this goal, the Compensation Committee has adopted a mix of compensation elements, including salary, bonus and stock option grants.

Traditional measures of corporate performance for mature pharmaceutical companies or companies in other industries, such as earnings per share or sales growth, are not as useful in the evaluation of pharmaceutical companies at the Company’s current stage of development. Accordingly, the Compensation Committee evaluates other indicators of performance, such as the Company’s progress in achieving milestones in the development of its drug candidates, negotiating collaborations with other companies, obtaining rights to products and technologies, the development of the Company’s human resources, enhancing stockholder value, managing the operating budget and raising the capital needed for the Company’s operations as the basis for making executive compensation decisions.

Executive Compensation Summary

In order to ensure that the elements of an executive’s compensation remain competitive with other biopharmaceutical companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by independent groups. In addition in 2004, the Compensation Committee selected and engaged an external executive compensation consultant from Mercer HR Consulting to assist the Committee in its review of executive compensation. Mercer HR Consulting reported directly to the Compensation Committee and has no consulting relationship with management of the Company.

In order to remain competitive in the market for qualified executives, the Compensation Committee places a greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by increasing the emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders of the Company share a similar risk profile.

Overview of 2004

The Compensation Committee believes that the management team achieved significant milestones in 2004. These accomplishments included the following:

•	Submitting an NDA for Entereg™ (alvimopan) which was accepted for review by the FDA;

•	Announcing top-line results for Phase 3 studies in postoperative ileus;

•	Advancing programs for the Company’s lead product candidate, Entereg™, with the Company’s collaborator, GlaxoSmithKline, in opioid bowel dysfunction and chronic constipation;

•	Negotiating agreement to co-promote GlaxoSmithKline’s product, Arixtra®.

•	Advancing our discovery programs for novel pain treatment product candidates; and

•	Meeting budget objectives.

The Compensation Committee believes that these accomplishments and the achievement of individual objectives by the executives justified the increases in base salary, the bonus payments and the grants of stock options awarded.

Compensation Components

After considering the information provided by the salary surveys of companies of comparable size and stage of development, the individual executive’s contribution to the Company’s achievements and changes in the role and responsibility of the executive during the year, the compensation committee recommended proposed compensation for the CEO and other Company executives to the Board. The overall compensation is composed of three principal categories: base salary, annual incentive bonus and long-term incentives consisting of stock options and, in some cases, stock awards. During this review, the Compensation Committee assessed all three categories of compensation for executives. The Compensation Committee believes that salaries should be reasonable and that there should be an emphasis on variable compensation through variable pay incentives such as bonuses and long-term incentives such as stock options and stock awards. The Compensation Committee believes that the variable pay incentives and long-term incentives align the interests of the executives of the Company with the stockholders.

Base Salaries

Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. In January 2005, the Compensation Committee considered the Company’s development program, financial position and salaries at comparable biopharmaceutical companies in determining the salary of the CEO.

Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases for Vice Presidents and Senior Vice Presidents in 2004 ranged from 3% to 6.5% of base salary. The Compensation Committee met in September 2004 to select an external executive compensation consultant, to discuss compensation philosophy, to review the compensation peer group and to review the progress of the Company against 2004 Goals. The Compensation Committee met once in December 2004 to review the report of the external consultant, which was then shared with the full Board. The Compensation Committee met again in January 2005 to review base salary increases and option grants for the CEO and other executive officers for 2005. The Compensation Committee reviewed its recommendations with the full Board prior to taking final action at a second meeting in January.

Annual Incentive Bonus Program

Corporate and individual goals and milestones are established at the beginning of each year and include targets for achieving progress in the Company’s research and drug development efforts, entering into corporate collaborations and remaining financially sound. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately be in the best long-term interests of the Company’s stockholders. The granting of an annual incentive bonus is discretionary and awards are based on the achievement of Company and individual objectives. Based on individual performance and contributions, the Committee awarded the respective executive officers discretionary bonuses.

In January 2005, annual incentive cash bonuses of up to 38% of annual salary were awarded to the executive officers other than the CEO for their performances during 2004.

Long Term Incentives

Long-term incentives have been provided by means of periodic grants of stock options and occasionally by stock awards.

The stock options granted generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company’s executives with the financial interests of its stockholders. Further, the vesting provisions of the Company’s Amended and Restated 1994 Equity Compensation Plan (the “1994 Plan”) and 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”) serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock options are generally granted at the time of employment, at the time of promotion and are granted annually at the discretion of the Compensation Committee. With the advice of the external compensation consultant, the Compensation Committee determined the number of options to be granted by comparison to other biotechnology companies at similar stages of development.

From the period of January 2004 through January 2005, the Compensation Committee also granted Vice Presidents and Senior Vice Presidents options to purchase an aggregate 415,000 shares of Common Stock. These awards were made based on their performance during the year, and in recognition that their retention and motivation are crucial to the long-term performance and value of the Company. The stock options issued under the 1994 Plan and the 2003 Plan typically vest over four years at a rate of 1/48 th per month, however, the Compensation Committee has discretion to award stock options with varying vesting schedules. The Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value.

Other Compensation

Under the Company’s 401(k) Plan, the Company may provide a matching cash contribution to certain employee contributions made under the 401(k) Plan. In 2004, the Company made contributions equal to 50% of an employee’s contributions to the 401(k) Plan, up to a maximum contribution for such match equal to 50% of 4% of such employee’s annual salary up to a maximum salary amount. Contributions to executive officers totaled $18,422 in 2004.

Compensation of the CEO

The Compensation Committee considered each of the Company’s achievements described in this report under the caption “Overview of 2004” and financial position and salaries at comparable biopharmaceutical companies in determining the compensation of the CEO. On the basis of this review, the Compensation Committee granted Mr. Peacock, the Company’s CEO, a cost-of–living increase which increased his base salary from $385,875 to $399,400 for 2005. The Compensation Committee also granted to Mr. Peacock in January 2005 an annual incentive bonus in cash of $72,000 for his performance in 2004. On January 6, 2005, the Compensation Committee granted Mr. Peacock, options to purchase 100,000 shares of the Company’s Common Stock, 50,000 of which vest monthly over four years and 50,000 of which vest in five years, but accelerate vesting upon FDA approval of the Company’s lead drug candidate, Entereg™.

Deductibility of Certain Compensation

Payments during 2004 to the Company’s executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code that became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a “public company” for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” The definition of performance-based compensation includes compensation deemed paid on the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. The 1994 Plan and the 2003 Plan are intended to ensure that the exercise of such stock options will qualify as performance-based compensation. Through December 31, 2004, this provision has not affected our tax deductions, and the Compensation Committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000. The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code section 162(m) in the future to the extent consistent with the best interests of the Company.

MEMBERS OF THE COMPENSATION COMMITTEE

Claude Nash, Ph.D. (Chair)

Armando Anido

Robert Nelsen

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions are as follows:

Name	Age	Title
Bruce A. Peacock (1)	53	President, Chief Executive Officer and Director

Michael R. Dougherty (2)	47	Senior Vice President, Chief Operating Officer and Chief Financial Officer

David Jackson (3)	58	Senior Vice President of Research and Development

Martha E. Manning (4)	50	Senior Vice President, General Counsel and Secretary

James E. Barrett (5)	62	Senior Vice President, Chief Scientific Officer and President, Research

(1)Bruce A. Peacock. Mr. Peacock joined us in April 2002; he serves as our President, Chief Executive Officer and a Director. Previously, Mr. Peacock served as President, Chief Executive Officer and a Director of Orthovita, Inc., a publicly-traded biotechnology company, from June 2000 to April 2002 and also served as Chief Operating Officer of Orthovita from June 1999 to 2000. Prior to that, Mr. Peacock was Executive Vice President, Chief Operating Officer and a Director of Cephalon, Inc., a publicly-traded biotechnology company, and was employed there from 1992 to June 1999. From 1982 to 1992, Mr. Peacock was Vice President and Chief Financial Officer of Centocor, Inc., a biotechnology company. Mr. Peacock is also a member of the Board of Directors of Pharmacopeia Drug Discovery, Inc., the Pennsylvania Biotechnology Association and Community Volunteers in Medicine. Mr. Peacock is a member of the Executive Council of Solera Partners LLC, a venture capital company. Mr. Peacock received a B.A. from Villanova University and is a Certified Public Accountant.

(2) Michael R. Dougherty. Mr. Dougherty has been our Senior Vice President, Chief Operating Officer and Chief Financial Officer since April 2003. He joined us as our Senior Vice President of Commercial Operations in November 2002. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. From March 1995 to November 2000, Mr. Dougherty served in a variety of senior positions at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly-traded biotechnology company, including, from August 1998 to November 2000, President and Chief Executive Officer. Mr. Dougherty received a B.S. from Villanova University. Mr. Dougherty has served on the Board of Directors of ViroPharma Incorporated since January 2004.

(3) David Jackson, M.D. Dr. Jackson joined us as our Senior Vice President of Research and Development in January 2001. From 1994 to 2001, Dr. Jackson served in several positions with Omnicare Clinical Research, Inc. (formerly IBAH), a large clinical research organization. His responsibilities included serving as Chief Medical Officer and President of the clinical research organization in the United States. Previously, Dr. Jackson was Vice President, Clinical Research and Development for Janssen Research Foundation from 1988 to 1994. Dr. Jackson received a M.B., Ch.B. from the University of Glasgow.

(4) Martha E. Manning, Esq. Ms. Manning joined us as our Senior Vice President, General Counsel and Secretary in July 2002. From October 2000 to July 2002, Ms. Manning was Senior Vice President, General Counsel and Secretary of Cell Pathways, Inc., an emerging pharmaceutical company. From 1993 to 1999, Ms. Manning served as General Counsel and Secretary of U.S. Bioscience, Inc., as a Vice President from 1993 to 1996, as a Senior Vice President from 1996 to 1998 and as an Executive Vice President from 1998 to 1999. From 1988 to 1993, Ms. Manning was General Counsel at The Wistar Institute, an independent, non-profit, biomedical research organization. Before joining Wistar, she was with the law firm of Morgan, Lewis & Bockius from 1983 to

1988. She received a J.D. from the University of Pennsylvania School of Law and a B.B.A. from the University of Massachusetts.

(5) James E. Barrett, Ph.D. Dr. Barrett joined us as our Chief Scientific Officer and President, Research in August 2004. In February 2005, Dr. Barrett became our Senior Vice President, Chief Scientific Officer and President, Research. From 2003 to June 2004 he was President, Research and Development at Memory Pharmaceuticals, a biopharmaceutical company focused on developing innovative drugs for the treatment of central nervous system disorders, and, from 2002 to 2003, Dr. Barrett was Senior Vice President, Research and Development at Memory Pharmaceuticals. From 1995 to 2002, he was the Vice President, Neuroscience Discovery Research at Wyeth. From 1992 to 1995, Dr. Barrett was the Director, Central Nervous System Division at Lederle Laboratories. Dr. Barrett received a Ph.D in Psychology and Neurobiology from Pennsylvania State University and a B.A. from the University of Maryland.

COMPENSATION TABLES

Executive Compensation

The following table sets forth, for the fiscal years ending December 31, 2004, 2003 and 2002, certain information regarding the cash compensation paid by us, as well as certain other compensation paid or accrued for such year, to each of our executive officers named below, in all capacities in which they served.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		All Other Compensation		Restricted Stock Awards			Securities Underlying Options
Bruce A. Peacock (1) President, Chief Executive Officer and Director	2004 2003 2002	$385,168 366,827 232,115	$72,000 165,375 100,000		$10,375 4,000 117,898	(2) (3) (4)		— — —		100,000 150,000 740,000

David Jackson Senior Vice President, Research & Development	2004 2003 2002	337,500 324,462 311,000	41,500 80,000 65,020		24,931 9,874 76,566	(5) (6) (7)	$	— — 18,671	(8)	50,000 43,200 61,844

Michael R. Dougherty (9) Senior Vice President, Chief Operating Officer and Chief Financial Officer	2004 2003 2002	301,514 277,500 37,355	53,500 75,000 12,500		4,100 4,000 —	(3) (3)		— — —		50,000 25,000 100,000

Martha E. Manning (10) Senior Vice President, General Counsel and Secretary	2004 2003 2002	253,077 234,808 97,307	43,500 70,000 50,000		4,100 4,000 1,788	(3) (3) (3)		— — —		50,000 15,000 100,000

James A. Barrett (11) Chief Scientific Officer and President, Research	2004 2003 2002	126,346 — —	72,500 — —	(12)	12,666 — —	(13)		— — —		100,000 — —

(1)	Mr. Peacock commenced employment with us as President and Chief Executive Officer in May 2002.

(2)	Consists of (i) matching 401(k) plan contributions by us of $4,100 and (ii) reimbursement of car expenses by us of $6,275.

(3)	Consists of matching 401(k) plan contributions by us.

(4)	Consists of a grant of 5,000 shares of Common Stock to Mr. Peacock in connection with the commencement of his employment with us and payment by us for reimbursement of certain tax obligations with respect to such shares of Common Stock.

(5)	Consists of (i) reimbursement by us of temporary living expenses of $14,936, including payment by us for reimbursement of certain tax obligations with respect to such reimbursement, (ii) payment by us of life insurance premiums of $5,895, including payment by us for reimbursement of certain tax obligations with respect to such reimbursement and (iii) matching 401(k) plan contributions by us of $4,100.

(6)	Consists of (i) payment of life insurance premiums of $5,874 including certain tax obligations with respect to such payment of life insurance premiums and (ii) matching 401(k) plan contributions by us of $4,000.

(7)	Consists of (i) reimbursement by us of relocation expenses of $68,470, including payment by us for reimbursement of certain tax obligations with respect to such reimbursement, (ii) payment by us of life insurance premiums of $4,096 and (iii) matching 401(k) plan contributions by us of $4,000.

(8)	On May 14, 2002, we awarded 828 shares of restricted stock to Dr. Jackson. All shares of such restricted stock vested in their entirety on January 2, 2003. No dividends were paid with respect to any such shares of restricted stock.

(9)	Mr. Dougherty commenced employment with us in November 2002.

(10)	Ms. Manning commenced employment with us in July 2002.

(11)	Dr. Barrett commenced employment with us in August 2004.

(12)	Includes a sign-on bonus in the amount of $50,000 to Dr. Barrett.

(13)	Consists of (i) reimbursement by us of temporary living expenses of $10,644, including payment by us for reimbursement of certain tax obligations with respect to such reimbursement and (ii) matching 401(k) plan contributions by us of $2,022.

Employee Agreements

In April 2002, we entered into an at will employment agreement with Mr. Peacock. The employment agreement provides that Mr. Peacock will serve as our President and Chief Executive Officer and a member of our Board of Directors. Pursuant to the terms of the employment agreement, Mr. Peacock is entitled to receive an annual base salary of $350,000, which may be increased (but not decreased) annually by the Board of Directors. To the extent his base salary is increased, such increased base salary will be Mr. Peacock’s base salary amount for all purposes under his employment agreement. Mr. Peacock is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time. The employment agreement provides that Mr. Peacock will be eligible for a maximum annual cash bonus equal to 50% of his then current base salary for the applicable calendar year, based upon the achievement of pre-determined and objective performance goals mutually agreeable to him and our Board of Directors. Pursuant to the employment agreement, we granted Mr. Peacock options to purchase 740,000 shares of our Common Stock at an exercise price per share equal to $14.81. One hundred thirty-five thousand of such options vested on May 6, 2003, and 405,000 of such options vest monthly over the succeeding three years at a rate of 1/36 per month beginning on June 6, 2003. One hundred thousand of such options vested on the date that the U.S. Food and Drug Administration accepted for filing our New Drug Application for Entereg™ for the treatment of post-operative ileus. An additional one hundred thousand of such options vest on May 6, 2008 if Mr. Peacock is still employed by us, provided that the acceleration of the vesting of the remaining 100,000 options will occur on the date immediately following the product launch of our first product and when aggregate product sales for any previous four quarters exceeds the sum of $50,000,000. Pursuant to the employment agreement, we also granted Mr. Peacock 5,000 shares of our Common Stock on May 6, 2002.

Mr. Peacock’s employment agreement provides that, except as set forth below, if his employment is terminated at any time (i) by him for good reason (as defined in the employment agreement), or (ii) by us without cause (as defined in the employment agreement), he will be entitled to receive (a) in twelve monthly installments a payment in gross amount equal to one times the sum of (i) his base salary and (ii) the bonus amount paid to him for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) continued vesting of all equity interests in the Company (except for any of the unvested portion of the 200,000 option grant referred to above and as otherwise may be provided for in future option awards) during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Mr. Peacock’s employment agreement provides that if his employment is terminated at any time during the 90 days before or the first twelve months following a change in control of us (i) by him for good reason, or (ii) by us without cause, he will be entitled to receive (a) in 24 monthly installments a payment in gross amount equal to two times the sum of (i) his base salary and (ii) the bonus amount paid to him for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of two years following the date of termination, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) accelerated vesting of 100% of all equity interests (except for any of the unvested portion of the 200,000 grant referred to above and as otherwise may be provided for in future option awards) in the Company during the period of two years following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Mr. Peacock’s employment agreement provides that in the event his employment is terminated (i) by him voluntarily without good reason, or (ii) by us for cause, he will only be entitled to receive (a) his base salary through the date of such termination, (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (c) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive or welfare benefit plans. If his employment is terminated due to his death, his estate will be entitled to receive (a) base salary continuation through the end of the month in which his death occurs, (b) a pro-rated bonus payment for the year of death equal to the bonus amount paid to him for his performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of his death and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of death or such termination, and (d) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive or welfare benefit plans. In the event Mr. Peacock’s employment is terminated by us due to disability, he will be entitled to receive (a) base salary continuation until his benefits under our long-term disability plan commence, (b) a pro-rated bonus payment for the year in which such termination occurs equal to the bonus amount paid to him for his performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of such termination and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of such termination, and (d) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

In January 2001, we entered into an at will employment agreement with Dr. Jackson in which we granted him options to purchase 50,000 shares of our Common Stock at an exercise price of $21.25 per share and 30,000 shares of our Common Stock at an exercise price of $16.25 per share. We provide Dr. Jackson with term life insurance equal to $1,000,000. If we terminate Dr. Jackson without cause, we (or our successor) are obligated to pay Dr. Jackson the equivalent of one year’s annual salary. In addition, the Company has agreed to reimburse certain of Dr. Jackson’s travel and living expenses which we estimate will be approximately $55,000 (after tax gross up) in 2005. Under our Incentive Compensation Plan, our Board of Directors has designated for Dr. Jackson a specific bonus target of 100% of his base salary to be paid upon approval of Entereg™.

In June 2002, we entered into an at will employment agreement with Ms. Manning. The employment agreement provides that Ms. Manning will serve as our Senior Vice President, General Counsel and Secretary. Pursuant to the terms of the employment agreement, Ms. Manning is entitled to receive an annual base salary of $230,000, which may be increased (but not decreased) annually by the Board of Directors. To the extent her base salary is increased, such increased base salary will be Ms. Manning’s base salary amount for all purposes under her employment agreement. Ms. Manning is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time. The employment agreement also provides that Ms. Manning will be eligible for a target cash bonus equal to 30% of her then current base salary for the applicable calendar year, based upon the achievement of pre-determined and objective performance goals determined by our Board of Directors. Pursuant to the employment agreement, we granted Ms. Manning options to purchase 100,000 shares of our Common Stock at an exercise price per share equal to $10.10. Those options vest in equal monthly amounts over a four year period beginning on July 22, 2002.

Ms. Manning’s employment agreement provides that, except as set forth below, if her employment is terminated at any time (i) by her for good reason, or (ii) by us without cause, she will be entitled to receive (a) in twelve monthly installments a payment in gross amount equal to the sum of (i) her base salary and (ii) the bonus amount paid to her for her performance during the immediately preceding calendar, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in the Company that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Ms. Manning’s employment agreement provides that if during the three years following July 22, 2002, a change in control of us occurs and her employment is terminated at any time during the 90 days before or the first twelve months following such change in control (i) by her for good reason, or (ii) by us without cause, she will be entitled to receive (a) in 24 monthly installments a payment in gross amount equal to two times the sum of (i) her base salary and (ii) the bonus amount paid to her for her performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of two years following the date of termination, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans, and (e) the ability to exercise all equity interests in the Company that have vested up through the date of termination during the period of one year following the date of termination. In addition, Ms. Manning’s employment agreement provides that if a change in control of us occurs more than three years after July 22, 2002 and her employment is terminated at any time during the 90 days before or the first twelve months following such change in control (i) by her for good reason, or (ii) by us without cause, she will be entitled to receive (a) in 12 monthly installments a payment in gross amount equal to the sum of (i) her base salary and (ii) the bonus amount paid to her for her performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans, and (e) the ability to exercise all equity interests in the Company that have vested up through the date of termination during the period of one year following the date of termination.

Ms. Manning’s employment agreement provides that in the event her employment is terminated (i) by her voluntarily without good reason, or (ii) by us for cause, she will only be entitled to receive (a) her base salary through the date of such termination, (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (c) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive or welfare benefit plans. In addition, if Ms. Manning’s employment is terminated due to her death, her estate will be entitled to receive (a) base salary continuation through the end of the month in which her death occurs, (b) a pro-rated bonus payment for the year of death equal to the bonus amount paid to her for her performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of her death and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of death or such termination, and (d) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive or welfare benefit plans.

In November 2002, we entered into an at will employment agreement with Mr. Dougherty, in connection with which we granted him options to purchase 100,000 shares of our Common Stock at an exercise price of $14.55 per share. Pursuant to the terms of the employment agreement, Mr. Dougherty is entitled to receive an annual base salary of $277,500, which may be increased (but not decreased) annually by the Board of Directors. To the extent his base salary is increased, such increased base salary will be Mr. Dougherty’s base salary amount for all purposes under his employment agreement. Mr. Dougherty is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time. In January 2004, we amended Mr. Dougherty’s agreement. Mr. Dougherty’s amended agreement provides that if his employment is terminated at any time (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and his employment is terminated at any time during the 90 days before or the first twelve months following such change in control (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause he will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) his base salary and (2) the bonus amount paid to him for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

In June 2004, we entered into an at will employment agreement with Dr. Barrett. Pursuant to the terms of his employment agreement, we granted Dr. Barrett options to purchase 100,000 shares of our Common Stock at an exercise price of $10.65 per share on the date on which he began working for us in August 2004. Dr. Barrett’s employment agreement provides that Dr. Barrett will serve as our Chief Scientific Officer and President, Research. Pursuant to the terms of the employment agreement, Dr. Barrett is entitled to receive an annual base salary of $328,500. Dr. Barrett is also eligible to participate in our employee benefit programs and is eligible for a target cash bonus equal to 30% of his base salary, based upon the achievement of pre-determined and objective performance goals determined by our Board of Directors. We paid Dr. Barrett a sign on bonus of $50,000. Dr. Barrett’s employment agreement provides that if his employment is terminated at any time (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and his employment is terminated at any time during the 90 days before or the first twelve months following such change in control (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause he will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) his base salary and (2) the bonus amount paid to him for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Stock Options

The following table sets forth information regarding stock options granted during the fiscal year 2004 to our executive officers named below:

Option Grants During the Year Ended December 31, 2004

Name	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in 2004	Exercise Price per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Bruce A. Peacock	100,000	7.66%	$20.49	1/6/2014	$1,288,605	$3,265,578
David Jackson	50,000	3.83%	$20.49	1/6/2014	$644,303	$1,632,789
Michael R. Dougherty	50,000	3.83%	$20.49	1/6/2014	$644,303	$1,632,789
Martha E. Manning	50,000	3.83%	$20.49	1/6/2014	$644,303	$1,632,789
James E. Barrett	100,000	7.66%	$10.65	8/2/2014	$669,773	$1,697,336

(1)	All stock options granted during fiscal year 2004 to the executive officers set forth in the preceding table were granted under the 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”) and vest over four years at the rate of 1/48th of the shares subject to the option per month. Options expire ten years from the date of grant.

(2)	All stock options were granted at an exercise price equal to the fair market value of our Common Stock on the date of the grant, as determined by the Board of Directors.

(3)	These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

The following table sets forth information regarding 2004 fiscal year-end option values for each of the executive officers named below:

Year-End December 31, 2004 Option Values

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End (1) ($)
			Vested	Unvested	Vested	Unvested
Bruce A. Peacock	—	—	521,665	468,335	$—	$—
David Jackson	—	—	163,498	91,546	$933	$467
Michael R. Dougherty	—	—	71,769	103,231	$—	$—
Martha E. Manning	—	—	78,123	86,877	$—	$—
James E. Barrett	—	—	8,333	91,667	$—	$—

(1)	These year-end values represent the difference between the fair market value of the Common Stock subject to the options (based on the closing price per share of our Common Stock on the Nasdaq National Market on December 31, 2004) and the exercise price per share of the options.

OTHER FORMS OF COMPENSATION

2004 Equity Compensation Plan Information

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,462,660	$15.14	2,594.260
Equity compensation plans not approved by security holders (2)	540,000	$14.81	—

Total	4,002,660	$15.09	2,594.260

(1)	Consists of options available for grant by us under the Amended and Restated 1994 Equity Compensation Plan (the “1994 Plan”) and the 2003 Plan. For a description of the 1994 Plan and the 2003 Plan, see “Description of Compensation Plans” on pages 24 through 26 of this proxy statement.

(2)

On April 23, 2002, we entered into option agreements with Mr. Peacock in connection with the commencement of his employment under which we granted Mr. Peacock non-qualified options to purchase an aggregate 540,000 shares of our Common Stock at the exercise price of $14.81 per share. 340,000 of such options vest monthly at a rate of 1/36 per month for 36 months beginning on June 6, 2003. 100,000 of such options vested on the date that the U.S. Food and Drug Administration accepted for filing our New Drug Application for Entereg™ for the treatment of post-operative ileus. An additional 100,000 of such options vest on May 8, 2008 if Mr. Peacock is still employed by us, provided that the acceleration of the vesting of the remaining 100,000 options shall occur on the date immediately following product launch of our first product and when aggregate product sales for any previous four quarters exceeds the sum of $50,000,000.

Description of Compensation Plans

Amended and Restated 1994 Equity Compensation Plan

We adopted the Amended and Restated 1994 Equity Compensation Plan, which has subsequently been amended. Under the plan, we are authorized to grant options to eligible individuals for up to a total of 5,350,000 shares of our Common Stock. The plan authorizes us to grant either options intended to constitute incentive stock options under the Code, or non-qualified stock options. Under the plan, the Compensation Committee of the Board of Directors or the Board of Directors or, with respect to eligible individuals who are not subject to Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, a secondary committee established by our Board of Directors, will determine the exercise price of each option granted, provided that the minimum exercise price is equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant. Options granted will be exercisable at the determination of the Compensation Committee of the Board of Directors or the Board of Directors, and the options will vest according to the vesting schedule which shall be determined by the Board of Directors or the Compensation Committee. Within any one-year period, an employee may not receive options to purchase more than 200,000 shares of our Common Stock under the Amended and Restated 1994 Equity Compensation Plan.

Eligibility. Officers and other employees of ours, non-employee members of the Board of Directors, and consultants are eligible to participate in the plan and receive non-qualified stock options. Under the plan, only our officers and other employees are eligible to receive incentive stock options.

Change in Control. The plan includes the following change in control provisions regarding accelerated vesting of outstanding option grants and stock issuances:

In a merger or consolidation, sale of all or substantially all assets, sale of all or a majority of the outstanding stock, liquidation or dissolution or any similar transactions, unless otherwise provided in an optionee’s grant letter, the vesting and exercisability of all options that are outstanding and unexercised (or exercised prior to vesting) as of such change of control, to the extent unvested, will be accelerated such that all outstanding options are fully vested and exercisable, and, if we do not survive any such transaction we will, if we do not cash-out all outstanding options, require the successor corporation to assume all outstanding options and to substitute such options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of optionees with respect to such options. The Compensation Committee or the Board of Directors, in its sole discretion, may require the cancellation of all outstanding vested options in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the common stock underlying the unexercised portion of the option as of the date of the change of control over the aggregate exercise price of such portion.

2003 Stock-Based Incentive Compensation Plan

At our 2003 Annual Meeting, we adopted the 2003 Stock-Based Incentive Compensation Plan. Under the Plan, we are authorized to issue up to 3,500,000 shares of Common Stock. The 2003 Plan authorizes us to grant restricted stock, deferred stock or options. Unless earlier terminated by the Board of Directors, the 2003 Plan will terminate on February 26, 2013. The Compensation Committee of the Board of Directors, or a secondary committee selected by the Board of Directors that is composed of one or more directors or officers of the Company, will have the authority to establish the terms and conditions of awards and to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or section 162(m) of the Code. The maximum number of shares subject to options that may be granted to any one individual under the 2003 Plan may not exceed 500,000 shares of Common Stock during any calendar year.

Eligibility. Officers and other employees of ours, non-employee members of the Board of Directors, and consultants are eligible to participate in the plan and receive non-qualified stock options.

Options. The specific terms and conditions of each option shall be set forth in a written option agreement, which shall comply with the 2003 Plan. The Compensation Committee will establish the time and the manner in which an option may be exercised and has a right to amend the terms of option agreements in certain circumstances. The price per share at which Common Stock may be purchased upon exercise of an option will be determined by the Compensation Committee, but, in the case of incentive stock options, shall be not less than the fair market value (as such term is defined in the 2003 Plan) of a share of Common Stock on the date of grant. In the case of any incentive stock option granted to a ten percent stockholder, the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. The option price for non-qualified options may be less than the fair market value of a share of Common Stock on the date of grant.

Deferred Stock. In a deferred stock award, we will deliver, subject to certain conditions which could include achievement of performance goals determined by the Compensation Committee, a fixed number of shares of Common Stock to the participant at the end of a specified deferral period or periods. During the deferral period(s), the participant has no rights as a stockholder with respect to any such shares. Amounts equal to any dividends declared during the deferral period with respect to such deferred stock will either be paid to the participant, reinvested in additional shares of deferred stock or otherwise reinvested, as determined by the Compensation Committee at the time of the award. Shares of Common Stock awarded pursuant to a deferred stock award shall be issued and delivered at the end of a deferral period as specified in the deferred stock agreement evidencing such award.

Restricted Stock. In a restricted stock award, the Compensation Committee grants to a participant shares of Common Stock that are subject to certain restrictions, including vesting of such stock upon rendering of additional service or the happening of certain events, including the achievement of certain performance goals determined by the Compensation Committee. During the restriction period, holders of restricted stock have the right to receive dividends from and to vote the shares of restricted stock. Generally, certificates representing shares of Common Stock awarded pursuant to a restricted stock award will be issued to the participant and deposited by the participant with the Company to be held in escrow during the restriction period. The Compensation Committee may modify or accelerate the delivery of shares of restricted stock.

Change in Control. Upon a change in control of the Company (as defined in the 2003 Plan), the Compensation Committee shall fully vest all awards made under the 2003 Plan. In addition, upon a change in control of the Company, the Compensation Committee may, at its discretion (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options, or (iii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

401(k) Savings Plan. In 1995, we adopted a 401(k) Savings Plan (the 401(k) Plan) available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to make salary deferral contributions not to exceed the limits established by the Internal Revenue Code. We match 50% of an employee’s contributions to the 401(k) Plan up to a maximum contribution for such match equal to 50% of 4% of such employee’s annual salary, up to a maximum salary amount. All contributions made by a participant vest immediately and matching contributions by the Company vest over a 4-year period. We were not required to make, and did not make, any contributions to the 401(k) Plan in 2000 and 2001. In 2002, 2003 and 2004, we made matching contributions under the 401(k) Plan, which totaled $143,000, $174,000 and $225,000, respectively. Our Common Stock is not and has never been an investment option for 401(k) Plan participants.

Executive Severance Pay Program

In August 2002, we adopted the Adolor Corporation Executive Severance Pay Program (the Severance Pay Program). The Severance Pay Program is intended to provide temporary income replacement and other benefits to certain individuals whose employment with us is terminated. Each of our employees who has a title of Vice President or higher on his or her termination date may be eligible to receive benefits under the Severance Pay Program.

Under the Severance Pay Program, we are required to provide a severance benefit of up to 12 months base salary and medical and dental benefits to eligible employees whose employment is (i) terminated by us or (ii) within six months of a change of control of the Company either terminated by us or terminated with good reason by the employee. An employee will not be eligible for severance benefits under the Severance Pay Program if the committee appointed by the Board of Directors to administer the Severance Pay Program determines that the employee (i) was terminated for cause, (ii) failed to execute a separation agreement or (iii) failed to comply with any applicable agreement not to compete with us. Eligible employees will also be able to receive severance benefits under the Severance Pay Program if they die while receiving benefits under the Severance Pay Program. We reserve the right to amend or terminate the Severance Pay Program at any time.

2005 Incentive Compensation Plan

On January 6, 2005, we adopted the Adolor Corporation Incentive Compensation Plan (the 2005 Plan). The 2005 Plan sets specific corporate objectives for the Company. Performance against the objectives will be used to determine the amount of any cash bonuses that may be paid to the Company’s employees, including each of the Company’s executive officers, for 2005. The Compensation Committee of the Board of Directors designated for each executive officer a bonus target amount, which was a percentage of the individual’s base salary, including a specific target for Dr. Jackson of 100% upon approval of Entereg™ . The specific corporate objectives include securing certain regulatory approvals and generating sales of product, advancing product candidates through development, building the Company’s product portfolio and other operating targets, which the Company does not publish because doing so would disclose confidential business information.

STOCK PERFORMANCE GRAPH

COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN AMONG ADOLOR CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX

The following graph presents a comparison of our stock performance with that of the NASDAQ National Market (U.S.) Index and the NASDAQ Biotechnology Index from the date of our initial public offering, November 13, 2000, through December 31, 2004.

*	$ 100 invested on 11/14/00 in stock or on 10/31/00 in index including reinvestment of dividends.

Fiscal year ending December 31.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of April 18, 2005, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

5% Beneficial Owners, Directors, Named Officers (1)	Number of Shares Beneficially Owned	Percent of Shares Outstanding(2)
Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 94403	4,332,277	11.08%
Ziff Asset Management, L.P. (4) 283 Greenwich Avenue Greenwich, CT 06830	3,716,300	9.51%
Steven A. Cohen (5) 72 Cummings Point Road Stamford, CT 06902	3,125,982	8.00%
J.P. Morgan Chase & Co. (6) 270 Park Avenue New York, NY 10017	2,629,725	6.73%
Entities Affiliated with Barclays Global Investors NA (7) 45 Fremont Street San Francisco, CA 94105	2,372,812	6.07%
Credit Suisse First Boston (8) Uetlibergstrasse 231, PO Box 900 CH-8070 Zurich, Switzerland	2,278,098	5.83%
OZ Management, L.L.C. (9) 9 West 57th Street, 39th Floor New York, NY 10119	2,012,881	5.15%
Robert T. Nelsen (10) c/o Arch Venture Fund III, L.P. 8725 West Higgins Rd., Suite 290 Chicago, IL 60631	1,260,204	3.22%
Bruce A. Peacock (11)	636,623	1.60%
David Jackson (11)	187,457	*
Michael R. Dougherty (11)	100,997	*
Martha E. Manning (11)	102,769	*
James A. Barrett (11)	23,437	*
Armando Anido (11)	20,000	*
Paul Goddard (11)	86,333	*
George V. Hager, Jr. (11)	20,000	*
David M. Madden (11) (12)	254,000	*
Claude H. Nash (11)	79,000	*
Donald Nickelson (11)	30,000	*
All directors and executive officers as a group (12 persons)	2,800,820	6.93%

*	Represents less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders, including, in particular, reports filed on Schedule 13G, Form 4 and Form 5 with the Securities and Exchange Commission.

(2)

Based on 39,086,902 shares of Common Stock outstanding on April 18, 2005. Shares of common stock subject to stock options and warrants currently exercisable, or exercisable within 60 days, are deemed beneficially owned by the person holding such options and warrants. The percent of the outstanding shares of our common stock for any person or group who beneficially owned any shares pursuant to options which are exercisable within 60 days of April 18, 2005, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on April 18, 2005 for such individual.

(3)	Represents shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. (“FRI”). Includes 3,794,800 shares beneficially owned by Franklin Advisers, Inc. and 537,477 shares beneficially owned by Franklin Templeton Portfolio Advisors, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI, Franklin Advisers, Inc. and the Principal Shareholders disclaim any economic interest or beneficial ownership in any of these shares.

(4)	Ziff Asset Management, L.P. is the owner of record of these shares. Philip B. Korsant and PBK Holdings, Inc. share voting and dispositive power over these shares with Ziff Asset Management, L.P.

(5)	Mr. Cohen owns directly no shares of Common Stock. S.A.C. Capital Associates, LLC (“SAC Capital Associates”) holds 855,000 shares; S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant”) holds 12,600 shares; and Sigma Capital Associates, LLC (“Sigma Capital Associates”) holds 2,258,382 shares. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC (“SAC Capital Management”) share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management, LLC (“Sigma Capital Management”) maintains investment and voting power with respect to securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 867,600 shares of Common Stock, and each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 2,258,382 shares of Common Stock. Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of these shares. The address of SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902. The address of SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, NY 10022. The address of SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

(6)	Represents shares owned by J.P. Morgan Chase & Co. and its wholly-owned subsidiaries, JPMorgan Chase Bank and J.P. Morgan Investment Management Inc., on behalf of other persons known to have (i) the right to receive dividends for such shares, (ii) the power to direct the receipt of dividends from such shares, (iii) the right to receive the proceeds from the sale of such shares and/or (iv) the right to direct the receipt of proceeds from the sale of such shares. No such person is known to have an interest in more than 5% of the shares of our Common Stock.

(7)	Reflects shares being held in trust accounts for the economic benefit of the beneficiaries of those accounts. Includes 1,568,203 shares beneficially owned by Barclays Global Investors NA, 804,462 shares beneficially owned by Barclays Global Fund Advisors and 147 shares beneficially owned by Barclays Capital Inc. The address of Barclays Global Investors NA and Barclays Global Fund Advisors in 45 Fremont Street, San Francisco, CA 94105. The address of Barclays Capital Inc. is 200 Park Avenue, New York, NY 10166.

(8)	Represents shares held by funds managed by Credit Suisse First Boston (the “Bank”), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the “CSFB business unit”) excluding Asset Management (as defined below) (the “CSFB Reporting Person”). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management (“Asset Management”). The CSFB Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the CSFB Reporting Person’s principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

(9)	Represents shares held by certain investment funds and discretionary accounts managed by OZ Management, L.L.C. (“OZ”). Daniel S. Och is the Senior Managing Member of OZ. The address of OZ is 9 West 57th Street, 39th Floor, New York, NY 10119.

(10)	Includes (i) 402,874 shares owned by ARCH Venture Fund II, L.P., (ii) 784,657 shares owned by ARCH Venture Fund III, L.P., (iii) 18,673 shares owned by Mr. Nelsen and (iv) outstanding options to purchase 54,000 shares of Common Stock which are exercisable within 60 days of April 18, 2005. Mr. Nelsen is a managing director of ARCH Venture Partners, LLC, which is the general partner of ARCH Venture Fund III, L.P. Mr. Nelsen is a managing director of ARCH Venture Corporation, which is the general partner of ARCH Venture Partners, L.P., which is the general partner of ARCH Management Partners II, L.P., the general partner of ARCH Venture Fund II, L.P. and ARCH II Parallel Fund. Mr. Nelsen has shared investment control of the shares listed in clauses (i) and (ii) and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Nelsen is the beneficial owner of such shares of Common Stock.

(11)	Common Stock and the percent of class listed as being beneficially owned include outstanding options to purchase Common Stock which are exercisable within 60 days of April 18, 2005, as follows: Mr. Peacock, 625,623 shares; Dr. Jackson, 186,629 shares; Mr. Dougherty, 99,997 shares; Ms. Manning, 101,769 shares; Dr. Barrett, 23,437 shares; Mr. Anido, 20,000 shares; Dr. Goddard, 61,333 shares; Mr. Hager, 20,000 shares; Mr. Madden, 54,000 shares; Dr. Nash, 79,000 shares; and Mr. Nickelson, 20,000 shares.

(12)	Includes 20,000 shares owned by the Madden 2002 Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Madden, a director of ours and Chairman of the Audit Committee of our Board of Directors, was a director of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, until March, 2004, and is currently a limited partner in an entity formed to hold trust certificates in Royalty Pharma AG’s successor. We license from Eli Lilly and Company, through an assignment from Roberts Laboratories Inc., the compound that is the basis of our lead product candidate, Entereg™. Under that license agreement, we are required to pay certain royalties to Eli Lilly based on product sales. In March 2002, Eli Lilly sold the right to receive a portion of those royalties to Royalty Pharma.

In July 2003, we entered into a consulting agreement with Dr. Goddard, one of our directors. The agreement provides that from time to time Dr. Goddard will provide strategic business advice and related assistance to our Chief Executive Officer and management team in the role of an advisor. Pursuant to the terms of the consulting agreement, Dr. Goddard is entitled to receive compensation of $8,500 per quarter and has been granted options exercisable for 4,000 shares of our Common Stock under the 2003 Plan at fair market value vesting in equal parts 1/12 th per month beginning with the first month following the grant date. Pursuant to an amendment renewing the consulting agreement, Dr. Goddard is entitled to receive compensation of $8,500 per quarter and has been granted options exercisable for an additional 4,000 shares of our Common Stock under the 2003 Plan at fair market value vesting in equal parts 1/12th per month beginning with the first month following the grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. Based solely on a review of reports filed by us on these individuals’ behalf and written representations from them that no other reports were required, all of the Section 16(a) filing requirements with respect to fiscal year 2004 were made on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors reviews and determines compensation arrangements for our Chief Executive Officer and our other executive officers and administers our equity compensation plans. The Compensation Committee is composed entirely of the following three independent directors: Dr. Nash and Messrs. Anido and Nelsen.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Martha E. Manning
Secretary

April 27, 2005

ADOLOR CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 16, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of ADOLOR CORPORATION, a Delaware corporation, does hereby constitute and appoint Bruce A. Peacock, Michael R. Dougherty and Martha E. Manning, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Adolor Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Sheraton Great Valley Hotel, 707 East Lancaster Pike, Frazer, Pennsylvania 19355, on June 16, 2005 at 9:00 a.m., and at any and all adjournments and postponements thereof, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Please mark your votes as indicated in this example ☒

ITEM 1.	ELECTION OF DIRECTORS

01-Armando Anido	FOR	WITHHOLD
02-George V. Hager, Jr.	all nominees	for all nominees
	☐	☐

Withhold votes for one or more nominee(s) that I/we have written on the line

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(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ITEM 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS	FOR ☐	AGAINST ☐	ABSTAIN ☐

OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s)

Date

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For the Annual Meeting, you may vote by using a toll free telephone number, by means of the Internet or by completing this proxy card and mailing it in the postage-paid envelope provided. Proxies submitted by telephone or via the Internet must be received by 11:59 P.M., ET, on Wednesday, June 15, 2005.

To Vote by Telephone:

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number 1-866-626-4508 anytime before 11:59 P.M., ET, on Wednesday, June 15, 2005.

3.	Enter your 12-digit Voter Control Number located below.

4.	Follow the recorded instructions.

To Vote by the Internet:

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Go to the website, http://www.votestock, anytime before 11:59 P.M., ET, on Wednesday, June 15, 2005.

3.	Enter your 12-digit Voter Control Number located below.

4.	Follow the instructions provided.

Do not return your Proxy Card if you are voting by telephone or via the Internet.

YOUR CONTROL NUMBER IS:

«control»

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.